Exhibit 99.01

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach Chief Financial Officer (714) 513-8213	Press Contact: Robin Schnug Public Relations Manager (714) 513-8152

EMULEX BOARD OF DIRECTORS EXPANDS REPURCHASE PROGRAM
TO INCLUDE CONVERTIBLE DEBENTURES

         COSTA MESA, Calif., August 30, 2002 — Emulex Corporation (NYSE:ELX), the world’s largest supplier of storage networking host bus adapters (HBAs), today announced that its Board of Directors has expanded the Company’s repurchase program, announced in September 2001, to include the repurchase of the Company’s convertible subordinated notes due in 2007 as well as shares of the Company’s common stock. The combined program authorizes the repurchase of up to four million shares of common stock, and up to an additional $125 million to be spent on the repurchase of convertible notes.

         In September 2001, Emulex bought back one million of the four million shares of common stock authorized for repurchase, at an average price of $10.54 per share. In addition, during the business week ended August 30, 2002, the Company bought back approximately $136 million of convertible notes at a discount to face value, spending approximately $104 million. The resulting net pre-tax gain of approximately $29 million from the repurchase of the convertible notes will be reported in Emulex’s GAAP financial statements for the first quarter of fiscal 2003 ending September 29, 2002, but this gain will be excluded from pro forma results for the same period. Emulex canceled all common shares and convertible notes repurchased under the plan at the time of the repurchase.

         “During the fiscal year ended June 30, 2002, Emulex continued to strengthen its balance sheet by generating approximately $89 million in cash from operations, resulting in total cash and investments of over $630 million,” said Paul Folino, Emulex Chairman and Chief Executive Officer. “This repurchase program provides us with an opportunity to increase shareholder value by using this cash flow to reduce our outstanding debt, while continuing to maintain a strong balance sheet.”

         The repurchase program, which extends through September 2003, authorizes Emulex to make repurchases in the open market or through privately negotiated transactions, with the timing and terms of

Emulex BOD Expands Repurchase Program
August 30, 2002

any purchases to be determined by management based on market conditions. The repurchase program may be terminated at any time at Emulex’s discretion.

About Emulex

         Emulex Corporation is a leading supplier and developer of storage networking host bus adapters based on both Fibre Channel and IP networking technologies. The Emulex product families are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Siemens, Groupe Bull, Hewlett-Packard Company, Hitachi Data Systems, IBM, NEC, Network Appliance and Unisys. In addition, Emulex includes industry leaders Brocade, INRANGE, Intel, Legato, McDATA, Microsoft and VERITAS among its strategic partners.

         Emulex markets to OEMs and end users through its own worldwide selling organization, as well as its two-tier distribution partners, including ACAL, Avnet, Bell Microproducts, Info-X, Netmarks, Tech Data, TidalWire and Tokyo Electron. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at www.emulex.com.

EMULEX | We network storage

``Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The economy generally, and the technology and storage segments specifically, have recently been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. Recently, Emulex’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. As a result of this uncertainty, the Company is unable to predict with any accuracy what future quarterly results might be. Thus, the forward-looking statements reflect management’s best estimate of likely results if market conditions stabilize and if the storage sector begins to recover. Other factors affecting these forward looking statements include the following: Emulex’s markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the company may not be able to respond to such changes on a timely basis; the storage networking market is in an early stage of development; changes in economic conditions; the uncertainty and other effects of terrorist actions and the ongoing political and military response thereto by the United States and foreign governments; changes in end-user demand for technology solutions, including the possibility of slower than expected growth in demand for Fibre Channel and IP solutions; possible delays in OEM launches of products enabled by the company’s solutions or deferrals in orders for the company’s solutions by these OEMs; possible transitions from board level to ASIC solutions for selected applications; Emulex’s VI/IP and iSCSI products remain in the development stage and are subject to significant technical, competitive and market acceptance risks; the highly competitive nature of the markets for Emulex’s products as well as pricing pressures that may result from such competitive conditions; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers for components used in the company’s products and on manufacturing subcontractors that assemble and distribute the company’s products; the company’s reliance on certain OEMs, distributors and key customers; potential losses on strategic business investments; the possible unavailability of financing on favorable terms in the event that the company has insufficient capital resources to repay its outstanding convertible promissory notes when due; and potential fluctuations in Emulex’s future effective tax rate. In addition, changes in reporting of pro forma results or option expenses required by The Sarbanes-Oxley Act of 2002 or other laws and SEC rules promulgated thereunder as well as changes in purchase accounting as a result of the implementation of Statement of Financial Accounting Standards No. 142 in the first quarter of its fiscal 2003, may result in financial statement presentation that could be less favorably received by investors. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q.

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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